Exhibit 1.01

Conflict Minerals Report
For the Year ended December 31, 2024

Part I. Introduction
This is the Conflict Minerals Report (“Report”) of Bausch + Lomb Corporation (“Bausch + Lomb” or the “Company”) for calendar year 2024, prepared and submitted in accordance with Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934 (the “1934 Act”). Please refer to Rule 13p-1, Form SD and the 1934 Act Release No. 34-67716 for definitions of the terms used in this Report, unless otherwise defined herein. This Report describes the Company’s compliance program for products covered by the Conflict Minerals Rule (as defined below), as well as steps taken to implement the compliance program, conduct in good faith an investigation as to the country of origin of the minerals used in the products that are within the scope of the Conflict Minerals Rule and perform due diligence on the source and chain of custody of such minerals. This Report is based on information available at the time of filing. This Report may contain forward-looking statements regarding steps to be taken in the future, and those statements are subject to risks and uncertainties. References to any website in this Form SD or Report do not incorporate information from that website into this filing.

Conflict Minerals Policy Statement
On August 22, 2012, the U.S. Securities and Exchange Commission issued its rule on conflict minerals (“Conflict Minerals Rule”) in accordance with Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The Dodd-Frank Act and related rules require certain companies to disclose the extent to which the products they manufacture or contract to manufacture contain conflict minerals sourced from the Democratic Republic of the Congo (“DRC”) or adjoining countries (collectively, the “Covered Countries”). Conflict minerals (“Conflict Minerals”), including columbite-tantalite (coltan), cassiterite, gold, wolframite and their derivatives (which derivatives are currently limited to derivatives tantalum, tin and tungsten (collectively, “3TG”)). Conflict Minerals are used in many electronic components and medical devices specifically for patient safety and reliability.
As a leading global eye health company that develops, manufactures, and markets a range of products, primarily in the areas of eye health, including contact lenses, intraocular lenses and other medical devices, surgical systems and devices, vitamin and mineral supplements, lens care products, prescription eye-medications and other consumer products, Bausch + Lomb promotes the traceability of these Conflict Minerals and the transparency of our supply chain. Bausch + Lomb firmly believes that our customers should be fully informed about our products.
With respect to those limited aspects of Bausch + Lomb’s business that manufacture or contract to manufacture products that do contain Conflict Minerals, which are necessary for the safe functionality of the product, Bausch + Lomb endeavors not to purchase goods, parts or materials or sell any products that contain Conflict Minerals, including 3TG, that directly or indirectly finance or benefit armed groups in the Covered Countries. Bausch + Lomb expects its portfolio of suppliers to source materials in an ethical, responsible, and sustainable manner, and adhere to the legal requirements applicable where they operate. We fully understand the importance of this issue to our customers and are committed to supply chain initiatives and overall corporate social responsibility and sustainability efforts that promote a supply chain that is free of Conflict Minerals that directly or indirectly finance or benefit armed groups in the Covered Countries.
The Conflict Minerals Policy Statement can be found on the Company’s website at the following address: https://www.bausch.com/impact/.

Part II. Reasonable Country of Origin Inquiry
Bausch + Lomb has taken several steps to conduct a Reasonable Country of Origin Inquiry. We have:

•Assigned accountability internally among a cross-functional team (including members of Finance, Compliance/EHS and Legal) to support Bausch + Lomb’s global Conflict Minerals program;
•Adopted a Supplier Code of Conduct, which includes a section dedicated to Conflict Minerals;
•Employed a risk-based approach to identify specific types of products that have a higher likelihood of containing Conflict Minerals. This approach included:
•Discussions with internal stakeholders, including Supply Chain, Procurement, Regulatory, Quality Control, and Manufacturing personnel;
•Reviews of certain product ingredient lists, product formulations or equipment components; and
•Reviews of prior year responses from internal manufacturing sites and external suppliers regarding the use of Conflict Minerals in Bausch + Lomb’s products.
•Placed additional focus on those products determined to be of higher risk, including enhanced follow-up with the relevant suppliers regarding usage of Conflict Minerals (refer to Part III below for additional information);
•Evaluated our internally manufactured products to determine if Conflict Minerals are necessary to the functionality or production of those products;
•Surveyed external suppliers to determine if the products supplied to Bausch + Lomb contain Conflict Minerals;
•Created a process to determine the country of origin for those products which were found to contain Conflict Minerals;
•Developed a supply chain/vendor risk assessment program, using a third-party platform, to evaluate Bausch + Lomb suppliers and their environmental, social and governance practices, including with respect to Conflict Minerals, which program will be implemented for use commencing in financial years 2025 and beyond.
As described in Part III below, Bausch + Lomb undertook additional due diligence measures to determine the status of the Conflict Minerals that are necessary to the functionality or production of its products. In addition, Bausch + Lomb has adopted a Conflict Minerals Policy Statement, which is included in its entirety in Part I of this Report and has, commencing in 2025, been posted on the Company’s website.

Part III. Due Diligence
Bausch + Lomb has designed its due diligence program to conform, in all material respects, with the Organisation of Economic Co-operation and Development (the “OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (OECD, 3rd Edition, April 2016) (“OECD Framework”), an internationally recognized due diligence framework.
Bausch + Lomb performed the following due diligence measures:
•Established a cross-functional internal task force with responsibilities including, among others:
•Designing an overall approach to ensure Conflict Minerals compliance;
•Considering measures to further promote awareness and transparency around the use of Conflict Minerals in Bausch + Lomb’s products;
•Annual review of Bausch + Lomb’s Conflict Minerals Policy Statement;
•Coordinating a risk-based assessment to determine those products sold by Bausch + Lomb during 2024 which have a higher risk of containing Conflict Minerals and, as a result of this assessment, it was determined that certain ophthalmic surgical equipment and products carry a higher risk as compared to our other products; and
•Monitoring the progress of responses, and related follow-up procedures, to internal and external surveys regarding the use of Conflict Minerals.
•Used the Conflict Free Sourcing Initiative Conflict Minerals Reporting Template (created by the Electronic Industry Citizenship Coalition and the Global e-Sustainability Initiative) (the “Template”) to survey our internal manufacturing sites and external suppliers for information concerning whether Conflict Minerals are necessary to the functionality or production of Bausch + Lomb’s products and the source and chain of custody of any Conflict Minerals in our supply chain;
•For certain products, our internal manufacturing sites also reviewed ingredient lists to determine whether such products contained Conflict Minerals; and
•Communicated with suppliers to determine the source of the Conflict Minerals for the products that do necessitate Conflict Minerals.

Part IV. Due Diligence Results
Bausch + Lomb has determined, in good faith, that, for calendar year 2024, a small portion of its product portfolio for that year, including certain ophthalmic hand pieces, ophthalmic instruments and ophthalmic surgical devices, require Conflict Minerals for their production or functionality (as described in Part V below, the original sources of the Conflict Minerals within these products have not yet been determined). The revenue in 2024 from such products represented a small percentage of Bausch + Lomb’s total 2024 consolidated revenue.
For the 2024 reporting year, Bausch + Lomb distributed approximately 23 Templates to its internal manufacturing sites and received responses from all such sites. In addition, Bausch + Lomb distributed over 304 Templates to external suppliers of our products and received responses from almost all of such suppliers. For those external suppliers that have been unresponsive, Bausch + Lomb has performed multiple follow-ups and will continue to proactively follow-up via e-mail and/or telephone with such suppliers.

Part V. Risk Mitigation / Future Due Diligence Measures
For the products that contain Conflict Minerals, Bausch + Lomb is multiple steps removed from the facilities used to process the necessary Conflict Minerals that are contained in its products. As a result, Bausch + Lomb continues to work to determine the country of origin of the Conflict Minerals.
Bausch + Lomb is working with the third party suppliers of these product components, which are unable at this time to determine the original sources of the Conflict Minerals and thus are unable to state if the Conflict Minerals were sourced from any of the Covered Countries nor provide the names of the smelters or refineries used to process those Conflict Minerals.
As described above, Bausch + Lomb strives to continue improving its due diligence efforts to determine the source of the Conflict Minerals necessary for the production or functionality of its products. We are continuing to work with our suppliers to identify and validate the country of origin of the Conflict Minerals and the associated facilities used for processing. Going forward, we will continue to reassess our process and explore additional measures to further enhance our process.

Forward-looking Statements
This report may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and may be forward-looking information within the meaning defined under applicable Canadian securities legislation (collectively, “forward-looking statements”). These forward-looking statements include, but are not limited to, statements regarding our policies and practices respecting Conflict Minerals and our related due diligence initiatives. Forward-looking statements may be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” “seek,” “ongoing,” “upside,” “increases” or “continue” and variations or similar expressions and phrases. These statements are based upon the current expectations and beliefs of management and are provided for the purpose of providing additional information about such expectations and beliefs, and readers are cautioned that these statements may not be appropriate for other purposes. These forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results to differ materially from those described in the forward-looking statements. These assumptions, risks and uncertainties include, but are not limited to, assumptions, risks and uncertainties discussed in the Company’s most recent annual or quarterly report filed with the Securities and Exchange Commission (the “SEC”) and the Canadian Securities Administrators (the “CSA”) and the other assumptions, risks and uncertainties as detailed from time to time in Bausch + Lomb’s filings with the SEC and the

CSA, which assumptions, risks and uncertainties are incorporated herein by reference. The Company believes that the material factors and assumptions reflected in these forward-looking statements are reasonable in the circumstances, but readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Bausch + Lomb undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes, except as required by law.